April 15, 2014

Advisors Preferred Trust

1445 Research Boulevard, Suite 530

Rockville, MD  20850

Re: Advisors Preferred Trust File Nos. 333-184169 and 811-22756

Trustees:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 15 to the Advisors Preferred Trust Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 18 to the Registration Statement (the "Amendment").  We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP